NEWS RELEASE

For Immediate Release
Date: October 12, 2007

FHLB Des Moines Has Substantial Increase in Borrowing in Third Quarter

(Des Moines, Iowa) – At its annual fall conference today, Richard S. Swanson, president and CEO of the Federal Home Loan Bank of Des Moines (FHLB Des Moines), announced that the Bank continued to experience record levels of borrowing from its members during the month of September as mortgage and credit markets continued to adjust to the turmoil that began in August. The Bank provided an additional $6.9 billion in funding to its members through advances (secured loans) in September alone. The Bank’s outstanding balance of advances (par values) to members increased 28%, from $24.7 billion on August 31, 2007 to $31.6 billion as of September 30, 2007. Outstanding advances increased $8.9 billion, or 39% for the quarter ending September 30, with most of that activity occurring in the last half of the quarter.

“With $31.6 billion outstanding at September 30, 2007, the Des Moines Bank has reached the largest advance balance in its 75-year history. We expect that much of the increase in response to the current market conditions will be short-term, but it clearly demonstrates the ability of the Bank to supply funding in all business cycles,” stated Mr. Swanson. “The Bank, with its efficient access to capital markets and AAA credit rating, is a stable and reliable source of funding for advances and other products for its members. We have responded seamlessly to a sudden increase in demand for advances because we are set up to quickly expand or contract based on market conditions and member needs.”

In addition to the increase in its advance business, the Bank also saw an increase in its Mortgage Partnership Finance® program. The Bank purchased $54 million in mortgage loans in the month of September, which is well above the recent monthly average of approximately $27 million.

FHLB Des Moines members are regulated financial institutions including commercial banks, savings associations, credit unions and insurance companies. FHLB Des Moines has 1,252 members, the largest number of members of any of the 12 Home Loan Banks, and 78 percent of its members are actively borrowing from the Bank. Nearly 90 percent of its members are defined as Community Financial Institutions, which are small to mid-size institutions (with assets of less than $599 million) that primarily serve their local communities.

We are providing this information due to current market conditions and do not expect it to become a regular monthly event.

Additional financial information is available in the Bank’s 2007 Second Quarter Report on Form 10-Q, at www.fhlbdm.com or www.sec.gov.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.

® Mortgage Partnership Finance is a registered trademark of the Federal Home Loan Bank of Chicago.